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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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CIMA LABS INC.
(Name of Registrant as Specified In Its Charter)
CEPHALON, INC.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Filed by Cephalon, Inc.
Pursuant to Rule 14a-12
of the Securities Exchange Act of 1934
Subject Company: CIMA Labs Inc.
Commission File No.: 000-24424

Excerpts from November 3, 2003 5:00 p.m. (Eastern) Third Quarter Earnings Conference Call

Dr. Frank Baldino (Cephalon's Chairman and Chief Executive Officer):

        Today, I'm pleased to announce that Cephalon has entered in to a merger agreement with CIMA LABS INC., under which we will acquire all of the outstanding shares of CIMA common stock at a price of $34 per share in cash. The total value of the transaction is approximately $515 million or $397 million net of CIMA's cash and cash equivalents. The transaction is subject to the approval of CIMA shareholders and certain regulatory agencies. We anticipate that the transaction will close in the first quarter of 2004.

        There are several reasons why we are excited about this transaction. First, CIMA is a proven leader in the field of drug delivery technology with an established and profitable business. The company manufacturers orally disintegrating versions of pharmaceutical products for six partners, including three prescription drugs and three products sold over the counter. These pharmaceutical partners typically rely on the CIMA technology to manage and extend product life cycles, and to differentiate products in competitive markets.

        Just last week, CIMA reported that overall its tablet shipments more than doubled in the third quarter compared to the same period last year. CIMA believes that its existing partners could launch four to six new products employing CIMA technology by the end of 2004. And that up to six additional products could be launched by the end of 2006. We intend to encourage the growth of this profitable core business at CIMA.

        The growth in CIMA's business is creating demands for additional manufacturing capacity. For example, CIMA intends to nearly double its tablet capacity at 2004. We intend to further explore our joint manufacturing needs, and the potential economies of scale or other efficiencies that could result from new production capacity.

        A second major reason we're excited about this transaction is because it offers an opportunity to develop additional products using CIMA's proprietary OraVescent technology. In the competitive fentanyl market, we believe that Cephalon's development, manufacturing and commercial expertise will maximize the potential of CIMA's OraVescent fentanyl product.

        CIMA has successfully completed phase two clinical trials on OraVescent fentanyl. They intend to launch phase three efficacy studies in the United States in 2004. We believe that an NDA approval can be achieved in 2006. We expect the merger may be mildly dilutive to Cephalon in 2004—between five and 10 cents per share. The actual amount, however, will depend on the final allocation of the purchase price, cost synergies, the extent to which we can accelerate the OraVescent fentanyl clinical program and the timing of the closing of the transaction. We will provide further clarity on the financial impact of this transaction when the deal closes early next year.

        In addition, we intend to supplement CIMA technology with Cephalon's proprietary drug delivery assets. This includes, among other things, our fast dissolve technologies which we acquired with (Laboratoire Lafon) in 2001, and the oral transmucosal delivery system we acquired with our merger with (Anesta Corporation) in 2000. We believe CIMA's drug delivery expertise will enable us to realize the full potential of these technologies.

        Lastly, the management team at CIMA is excellent. Last Thursday, CIMA reported strong third quarter results with product sales more than doubled and royalties up 76 percent year-over-year. In 2003, CIMA expects sales to exceed $70 million. We believe that their core business can grow at a rate of 12 percent per year. Clearly, their management team has built a platform that can continue delivering solid growth. This coupled with their proprietary technology makes CIMA an attractive acquisition.

        We will now open this call for your questions.

Corey Davis (JP Morgan):

        So in thinking about '04 quarters, the '03 quarters showed that increasing progression. And should we simply apply the 30 percent growth rate to each of the quarters to kind of get close to what you're thinking?

Kevin Buchi (Cephalon's Chief Financial Officer):

        I don't think my intention, Corey, was to get quite that specific a this point in time with the quarterly 2004 guidance. We're simply not quite ready to provide that level of detail. However, I did want to point out the trends that have occurred in prior years, and encourage you to use similar trend in our 2004 modeling.

Corey Davis:

        All right, I guess the reason I was asking is how much of the new indication for PROVIGIL launch expenses are going to be booked in Q4 as opposed Q1. You mentioned the early acceleration at the hiring.

Kevin Bucchi:

        Yes, I think what's going to happen, Corey, is that we're going to be hiring some additional people in Q4. Typically what's happened with our SG&A, as you're aware, is that you see an immediate bump in Q1. And then the expenses remain relatively flat throughout the year. I would expect that type of trend to be replicated in 2004.

Corey Davis (JP Morgan):

        OK. And the—can we assume then that your $2 per share excludes what you mentioned as five to 10 cents of dilution from CIMA or includes it?

Kevin Buchi:

        It excludes it. We've not yet dialed CIMA in to our guidance. As Frank mentioned we'll be more—we'll provide more detail on guidance to CIMA. When we finalize purchase accounting, when we finalize the level of synergies, and some other items of when we know when the deal will close. So we'll provide more detail at closing.

Corey Davis:

        OK. And then last question. This may sound a little bit silly. But how applicable is putting this CIMA fentanyl product to putting it on a stick, like ACTIQ? Is there a reason that it's designed the way it is?

Dr. Frank Baldino:

        I think Corey, this is Frank. The OraVescent technology is completely different from the oral transmucosal delivery technology that we developed in Salt Lake City. The OraVescent technology takes advantage of an OraVescent system that changes the PH and mucosa and allows for transmucosal delivery more readily. They've refined that technology, you know, exhaustively. And it has applications in several arenas, the first one they're looking at is fentanyl.

Corey Davis:

        Is this product potentially better than ACTIQ?

Dr. Frank Baldino:

        We think—our goal in doing this was to get an additional product to bring to the pain care docs that we call on today. I mean we've got a great offering with ACTIQ. It's doing well. There's—as Bob has told you in the past, there's about 800,000 patients suffering from (break through) cancer pain for which we sell ACTIQ to, you know, less then 25,000 of those patients today. We think there's plenty of opportunity for the OraVescent product beyond the current ACTIQ users.

David Buck (Buckingham Research):

        Kevin, on the acquisition of CIMA, can you and I apologize if I missed one question, but can you give us some sense of what type of cost synergies you may be having? And what would you expect the EBITDA margin of CIMA to be when you acquire it?

Kevin Buchi:

        Well I think the cost synergies that we're going to be looking at are the synergies that you would normally expect when you combine two public entities. And I'd rather not get a whole lot more specific than that at this point in time. Suffice it to say that in the general guidance that we've provided, you know, there aren't a whole lot of those synergies dialed in at this point at time. And obviously until we can—or until we get in there and really start talking to the employees and get closer to closing on the transactions, you know, those things are just not going to be addressed. And again, in terms of the EBITDA margin, I don't think that we're forecasting the margin on the base business will change significantly from what you've seen CIMA generated in 2003 and the guidance they provided for 2003. The one change that is going to be dialed in to those margins, of course, is the OraVescent fentanyl development program. Phase three studies are going to be kicking off. And so there will be, you know, pretty significant spend associated with those in 2004. And that is a part of the reason why we're saying that the transaction looks like it's going to be modestly (dilutive) at this point in time.

David Buck:

        OK. And a question for Paul Blake is on what's your understanding of what needs to be done in terms of a carcinogenicity study for OraVescent fentanyl.

Dr. Paul Blake (Cephalon's Senior Vice President Clinical Research and Regulatory Affairs):

        We don't believe that that's a requirement for approval of the product with CIMA.

Steve Slaughter (UBS Global Asset Management):

        Just a question or two on the deal. You made reference specifically on the deal to a build out of manufacturing capacity. Can you give us an insight as to what cap ex was in the quarter? And where we stand in guidance on '03? And then how are your thinking assuming the deal goes through about cap ex in '04?

Kevin Buchi:

        OK. In terms of Cephalon's cap ex, year-to-date is running around $25 to $26 million. That's principally associated with expansion at the manufacturing site. Now in terms of going forward, what we would be looking at is the potential to either expand the existing manufacturing site significantly or start up a new manufacturing site, which would be available to manufacture ACTIQ, OraVescent fentanyl and the base CIMA products.

Dr. Frank Baldino:

        It was one of the synergies that at was asked on the last person asking a question here. You know, we have to consider building another facility for product ACTIQ because sales are doing quite well as you know. And to—one of the obvious synergies here, is to get OraVescent fentanyl in that same manufacturing facilities. So there are those kinds of synergies which are important.

Steve Slaughter:

        Sure. Secondly, Kevin, I understand the deal isn't closed, but you've obviously run some numbers. I'd just be interested in kind of a rough sketch as to allocation of purchase price, how much was in process R&D, how much is intangibles, how much would be goodwill?

Kevin Buchi:

        I just don't think we're necessarily prepared to talk about that level of detail at this point in time Steve. The process that we go through, and the process that we are going through is we have an estimate built in our models as to what their allocations is. That will be finalized based upon a full appraisal of the assets and based upon discussions with our independent public accountants. And I think it will be unwise for me to give specific guidance in those areas at this point in time.

Dr. Frank Baldino:

        Yes, Steve one of the points we tried to make in this release and I hope it came through to everybody is that there are a lot of variable issues that we have to resolve as we go towards closing and that's one of them, the allocation of the purchase price. But also the timing of the transaction has an impact. And as Kevin and I both said earlier, of the synergies that we can identify as we get deeper in to the company are going to be important. And the accelerated schedule of the fentanyl or invested fentanyl project is also going to be a factor here. We've got some work to do. We think we've given the adequate guidance at this point. And we will, at the time of closing provide much more clarity on the specifics associated with all of the numbers that you're asking us for. I think the way to look at this is that we've give you some down side on the dilution that hopefully will be more accurate when it comes time to close the deal early next year.

Marc Goodman (Morgan Stanley):

        Can you talk about what's changed as far as, you know, your thoughts on CIMA. As far as, you know, from a due diligence standpoint, what have you done? What have you been able to see that you weren't able to see before that's really gotten you over the hump and you decided to make a higher bid here?

        And then, I think, Frank you said, what you though the base growth rate of the CIMA products was. I didn't hear that. So if you could just mention that again.

Dr. Frank Baldino:

        What got us over the hump on CIMA and the valuation and exercise we went through. Well our goal with CIMA was to get our foot in the door. We put a bid that was more than the last bid they had. And I think we were rather successful in getting our foot in the door. And getting due diligence done in this kind of environment, which as you know, sometimes, can be difficult.

        It was a very cooperative team on the CIMA side. We were able to complete our due diligence. And, you know, what we found when we went through due diligence was a very exciting company a very quality—a quality management team. A core business that I mentioned was growing at least the rates that we can perceive at this point of 12 percent per year which is pretty good for that kind of business.

        So I think what we saw after due diligence was a very good company that's profitable I should say. And there's a handful of those company's that are profitable out there today.

        Paul Blake mentioned to you regulatory issue that really got us over the hump was looking where the FDA was on the (carco) commitments. And it looks like an after approval commitment which is something that will allow us to move the project forward in the time frame that's more acceptable to our strategic plan.

        And the other thing that happened was, and this is one of the questions I had early on the CIMA product, probably two years ago, was how the FDA would focus on the risk management program, what they would ask them to do. And what's come to the fore, not only through CIMA but through about just about every (opiate) project out there today, is the FDA has been guiding company's towards Cephalon's risk management program. We've been asked to provide that which is available under the Freedom of Information Act. But we have been providing it to companies in a shorter timeframe. Our plan is going to be what's required here.

        So we're very comfortable with our plan. We know how to manage it. That coupled with the (carco) issue really put is over the top in the OraVescent fentanyl product. And in due diligence, we also learned a couple of important things. One is that this OraVescent technology, Marc, was well beyond the fentanyl application. And we're pretty excited about some of the types of products that fit with our long term strategy that can come out of this as well.

        Kevin, do you want to talk about some of the core business issues that helped us with CIMA? And then don't forget the question about the European ((inaudible)).

Kevin Buchi:

        Yes, I think the—you know, I can't say a whole lot to expand upon what Frank said in terms of the CIMA acquisition.

Marc Goodman:

        Frank, do you think that the CIMA acquisition helps your growth rate in the long-term? Like if you look at the five year growth rate, does it help it? Does it hurt it? Is it about the same?

Dr. Frank Baldino:

        Well we can get very technical on this Marc, but just think of it as a—from a 30,000 foot point of view. We have an opportunity to add a new drug to our sales and marketing team, OraVescent fentanyl that we think could generate several hundred millions of dollars worth of sales and a reasonable timeframe looking at product launch in 2006 and significant growth thereafter.

        Yes, so if you look at five years from today which brings us to 2008, end of 2008 or early 2009, everyone will look this time we're in today, I think there's a lot of growth just with that single product, let alone the addition of their—the incremental growth in their business.

Jim Birchenough (Lehman Brothers):

        OK. Great. And then just shifting to ACTIQ and OraVescent, could you remind us what the IP is on ACTIQ. And then as part of our diligence on OraVescent, what's the IP, what kind of pattern protection do they have on OraVescent?

Dr. Frank Baldino:

        Well let's start Jim with the OraVescent product from CIMA extends out, I'm looking at my little cheat sheet here, through 2019, yes through 2019.

        As far as the ACTIQ product, the product we're showing today with all of the proper patent extensions and including pediatric extension lasts to the middle of 2007.

Dr. Frank Baldino:

        And don't forget Jim, we're also introducing, in late 2005, I believe, the sugar free formulation of ACTIQ which would have a new patent life that would extend [to] around 2020 or something like that.

Jim Birchenough:

        OK. Great. And then just in terms of the product itself, looking at OraVescent, I know in terms of a former competitor, you know, the disadvantage was that, you know, it's a fast dissolve. And you're not necessarily going to fish it out of your mouth for intermittent dosing like you can with ACTIQ. I mean do you really think it's a preferable product? Is it on par with ACTIQ? Or do you think it's going to take some percent of the business you'd get with ACTIQ?

Dr. Frank Baldino:

        Well Jim, I think, it's a different audience altogether, and Bob can comment on this somewhat. It's—and I'll repeat something I said earlier, only because I think it's important to say. There's approximately 800,000 people out there, who need this kind of a product, that we're selling ACTIQ to roughly 25,000 of them. And because ACTIQ is on a stick, yes it has rapid onset, but the stick affords the patients an opportunity for mobility and tighter control.

        Not all break through cancer patients require that. Some are more severe. Some are bed bounds. Thousands and thousands of them are in that category. And we think the targeting of the OraVescent is to a completely different audience here. And will there be some competition with ACTIQ perhaps. But it's a product that has its own characteristics, it's own advantages. And we think there's plenty of room to grow both of these in a larger pain care market.

Jim Birchenough:

        OK. Great. And just one final question, just with regards to looking forward to the territory realignment, can you comment on, you know, what percent of the existing reps will have some sort of change in terms of their targeting of (prescribers)? I mean are the new reps going to come in and go after new (prescribers)? Or some percent of existing reps going to have to change their territories?

Robert Roche (Cephalon's Senior Vice President of Pharmaceutical Operations):

        Yes, hi, Jim. Bob Roche here. And the question is a great one especially given some of the issues that were raised earlier. And what's actually happening today is that every single one of our sales people is being cross trained on the products that they have not historically been selling and they are actually beginning to sell those products, or that new product in quarter four of 2003.

        On January 1 of 2004, the entire new sales team which at that point will number approximately 500 is being reconfigured. And each of those, each and everyone of those 500 individuals will have their own territory, their own proprietary patch of geography that they will own, and that they will be fully responsible for the sales and promotional activities for all three products in.

        So instead of having two sales teams, we are merging them in to one and growing them by approximately 160 to 180 people to reach that new number. So that each territory, every territory will change to some degree. They're going to be smaller. The reps are going to be able to get around much more readily. They're going to be able to probably see more physicians on a daily and certainly on a year basis. They're going to be able to optimize their time with any given physicians who promote the products, that are the-the full range of products in their portfolio. And we're very excited about the prospects just of having all of those guys be the owners of their own territory, be fully responsible for their own feet, and to be accountable for absolutely everything that happens within their territory.

Keith Maher (WPG Barber Fund):

        This is a cash offer for CIMA, that's correct?

Dr. Frank Baldino:

        That's correct.

Keith Maher:

        OK. So how is it dilutive? Does CIMA lose money? Are you going to borrow money?

Kevin Buchi:

        I mean if you look at the changes versus CIMA's base business group, there are—there's the purchase accounting which will result in the positive purchase price being allocated to things that which will be amortized. From a pure Cephalon perspective, that's a loss of interest income associated with cash which is currently on our books. And there's the cost of the OraVescent fentanyl clinical research program which is not currently in CIMA, you know, 2003 guidance.

        And the combination of those three, we believe, will based upon current estimates, you know, make it modestly, five to 10 cents, dilutive.

Keith Maher:

        But CIMA as a company has been profitable, is my ((inaudible)).

Dr. Frank Baldino:

        It's the purchase price allocation that has you ((inaudible)).

        But if you think of one thing, and maybe Kevin could comment on this, on the cash basis, what is the deal with that Kevin.

Kevin Buchi:

        On a cash basis, as with most acquisitions, it will be accretive but that's not GAAP unfortunately.

Chris Jenner (T. Rowe Price):

        Kevin my question actually was that previous question on trying to understand how this actually is dilutive. And I think you've answered it by saying that on a cash basis, it's certainly not dilutive. Because I was trying to think of the swing in spending that you're going to need to do to bring the rapid dissolving fentanyl product to the market.

        Could you comment on kind of broadly speaking how much you think they'll—how much that represents in terms of additional spending that's not baked in to CIMA's '03 numbers?

Kevin Buchi:

        Again it's until we fully understand the program required and the size of the program, it's a little difficult for me to get that specific Chris. Obviously we have numbers in our models. I'm just reluctant to share them because I'm not completely confident as to their level of accuracy.

        But I think we can certainly say that it's been the, you know, $10 million kind of range for the clinical program we're expecting.

Chris Jenner:

        Kevin would you just repeat the R&D guidance for '04?

Kevin Buchi:

        Yes. Our R&D pre guidance for '04, this is excluding CIMA, is 250 to $270 million.

Additional Information and Where to Find it

        CIMA Labs Inc. intends to file with the Securities and Exchange Commission a proxy statement and other relevant documents in connection with the proposed merger transaction involving CIMA and Cephalon, Inc. Investors of CIMA are urged to read the proxy statement and other relevant materials when they become available because they will contain important information about CIMA and the proposed transaction. Investors may obtain a free copy of these materials (when they are available) and other documents filed with the Securities and Exchange Commission at the SEC's website at www.sec.gov. A free copy of the proxy statement when it becomes available may also be obtained from CIMA, 10000 Valley View Road, Eden Prairie, Minnesota 55344. Investors may access copies of the documents filed with the SEC by CIMA on CIMA's website at www.cimalabs.com. In addition, copies may be obtained free of charge at written request to CIMA at 10000 Valley View Road, Eden Prairie, Minnesota 55344, attention: CFO.

        CIMA and its directors, executive officers and certain other members of management and employees may be deemed to be participants in soliciting proxies from its stockholders in favor of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of CIMA's stockholders in connection with the proposed transaction is set forth in CIMA's proxy statement for its 2003 annual meeting, dated April 14, 2003 and filed with the SEC on April 11, 2003.

        Cephalon may also be deemed to be a participant in the solicitation of proxies from CIMA Labs, Inc. stockholders in favor of the proposed merger. Cephalon does not have an interest in the solicitation other than as a result of its agreement to acquire 100% of the outstanding common stock of CIMA Labs Inc. pursuant to the terms of the definitive merger agreement, dated November 3, 2003.

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Excerpts from November 3, 2003 5:00 p.m. (Eastern) Third Quarter Earnings Conference Call
Additional Information and Where to Find it